EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

NAME	STATE/PROVINCE OF INCORPORATION

Cintas Corporation No. 3	Nevada

Cintas Corporation No. 2	Nevada

Cintas Canada Limited	Ontario, Canada

Cintas Corp. No. 8, Inc.	Nevada

Cintas Corp. No. 15, Inc.	Nevada

Respond Industries, Incorporated	Colorado

Cintas – R.U.S., LP	Texas Partnership

American First Aid Company	Maryland

Cintas First Aid Holdings Corporation	Nevada

XPECT First Aid Corporation	Kansas

Affirmed Medical, Inc.	California

Cintas De Honduras, S.A.	Honduras

Grupo Cintas de Mexico S.A. de C.V.	Mexico

Empresa Cintas de Mexico, S.A. de C.V.	Mexico

LLT, Inc.	Virginia

3065521 Nova Scotia Company	Nova Scotia, Canada

3065520 Nova Scotia Company	Nova Scotia, Canada

Cintas Canada Investment Limited Partnership	Alberta, Canada

Ensambles de Coahuila, S.A. de C.V.	Mexico

Cintas Cleanroom Resources de Mexico S.A. de C.V.	Mexico

Cintas Document Management LLC	Ohio

1202327 Ontario, Inc.	Ontario, Canada

Cintas Investment Corp.	Ontario, Canada

The Millennium Mat Company, LLC	Ohio